UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                         ENSTAR INCOME PROGRAM II-1, LP
                                (Name of Issuer)

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                      NONE
                                 (CUSIP Number)

                                January 25, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 22

CUSIP No.         NONE
          --------------------------

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Liquidity Investors 112, LLC

     88-0472173


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,038
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,038
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,038


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    3.5%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         2 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Liquidity Investors 110, LLC

     13-3959673


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power                20
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power           20
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person        20


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    0.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         3 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Liquidity Investors 103, LLC

     13-4022654

2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power                24
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power           24
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person        24


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    0.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         4 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Liquidity Investors 111, LLC

     88-0471166


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power               412
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power          412
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person       412


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    1.4%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         5 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Liquidity Investors 100, LLC

     13-3971264


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power                32
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power           32
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person        32


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    0.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         6 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Value Fund, LLC

     88-4077105


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power              1,038
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power         1,038
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,038


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    3.5%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         7 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison/OHI Liquidity Investors, LLC

     13-7167955


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power                20
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power           20
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person        20


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    0.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         8 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison/WP Value Fund IV, LLC

     13-4022665


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power                24
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power           24
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person        24


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    0.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                         9 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison/WP Value Fund V, LLC

     88-0470810


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power               412
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power          412
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person       412


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    1.4%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                        10 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Investment Partners 11, LLC

     88-0472172


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,038
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,038
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person      1,038


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    3.5%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                        11 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Madison Avenue Investment Partners, LLC

     13-3959673


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,506
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,506
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,506


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    5.0%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                        12 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     The Harmony Group II, LLC

     13-3959664


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
Delaware

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,526
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,526
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,526


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    5.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                        13 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     First Equity Realty, LLC

     13-3827931


2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
New York

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,526
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,526
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,526


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    5.1%


12.  Type of Reporting Person (See Instructions)    OO*

*The Reporting Person is a limited liability company.



                                                                        14 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Bryan E. Gordon



2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
United States of America

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,526
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,526
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,526


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    5.1%


12.  Type of Reporting Person (See Instructions)    IN





                                                                        15 of 22

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Ronald M. Dickerman



2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)


3.   SEC Use Only


4.   Citizenship or Place of Organization
United States of America

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power                   0
Units
Beneficially
Owned by            6.   Shared Voting Power             1,526
Each
Reporting
Person With         7.   Sole Dispositive Power              0


                    8.   Shared Dispositive Power        1,526
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person     1,526


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Units
     (See Instructions)..................................


11.  Percent of Class Represented by Amount in Row (9)    5.1%


12.  Type of Reporting Person (See Instructions)    IN





                                                                        16 of 22

Item 1.
            (a)   Name of Issuer
                  --------------
                  Enstar Income Program II-1 L.P.

            (b)   Address of Issuer's Principal Executive Offices
                  12405 Powerscourt Drive
                  St. Louis, Missouri 63131

Item 2.
            (a)   Names of Persons Filing
            The names of the persons filing this Schedule 13G are Madison Liquidity Investors 112, LLC, a Delaware limited liability company ("MLI 112"), Madison Liquidity Investors 110, LLC, a Delaware limited liability company ("MLI 110"), Madison Liquidity Investors 103, LLC, a Delaware limited liability company ("MLI 103"), Madison Liquidity Investors 111, LLC, a Delaware limited liability company ("MLI 111"), Madison Liquidity Investors 100, LLC, a Delaware limited liability company ("MLI 100"), Madison Value Fund, LLC, a Delaware limited liability company ("MVF"), Madison/OHI Liquidity Investors, LLC, a Delaware limited liability company ("MOHI"), Madison/WP Value Fund IV, LLC, a Delaware limited liability company ("MWPVF IV"), Madison/WP Value Fund V, LLC, a Delaware limited liability company ("MWPVF V"), Madison Investment Partners 11, LLC, a Delaware limited liability company ("MIP 11"), Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"), First Equity Realty, LLC, a New York limited liability company ("First Equity"), The Harmony Group II, LLC, a Delaware limited liability company ("Harmony"), Ronald M. Dickerman and Bryan E. Gordon (collectively, the "Reporting Persons").

            The controlling member of MLI 112 is MVF. The controlling member of MLI 110 is MOHI. The controlling member of MLI 103 is MWPVF IV. The controlling member of MLI 111 is MWPVF V. The controlling member of MVF is MIP 11. The controlling member of MLI 100, MWPVF IV, MWPVF V and MIP 11 is MAIP. The controlling members of MOHI and MAIP are First Equity, of which Mr. Dickerman is the Managing Member, and Harmony, of which Mr. Gordon is the Managing Member.

           The Reporting Persons are making a single joint filing pursuant to Rule 13d-1(k).

            (b)   Address of Principal Business Office or, if none, Residence
                  -----------------------------------------------------------
            The business address of each of the Reporting Persons except First Equity and Mr. Dickerman is P.O. Box 7533, Incline Village, Nevada 89452. The business address of First Equity and Mr. Dickerman is 555 Fifth Avenue, 9th Floor, New York, New York 10017.

            (c) Citizenship
                -----------
            See Item 2(A) above. Each of Mr. Dickerman and Mr. Gordon is a citizen of the United States of America.

                                                                        17 of 22

            (d)   Title of Class of Securities
                  ----------------------------
                  Units of limited partnership interests.

            (e)   CUSIP Number
                  ------------
                  Not applicable.


Item 3. If this statement is filed pursuant to 17 C.F.R.ss.240.13d-1(b) or 17 C.F.R.ss.240.13d-2(b) or (c), check whether the person filing is
            a:   Not applicable.

            (a)  [ ]    Broker or dealer registered under section 15 of the Act
                        (15 U.S.C.ss. 78o).
            (b)  [ ]    Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C.ss. 78c).
            (c)  [ ]    Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C.ss. 78c).
            (d)  [ ]    Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C.ss.80a-8).
            (e)  [ ]    An investment adviser in accordance with 17 C.F.R.ss.
                        240.13d-1(b)(1)(ii)(E);
            (f)  [ ]    An employee benefit plan or endowment fund in accordance
                        with 17 C.F.R. ss.240.13d-1(b)(1)(ii)(F);
            (g)  [ ]    A parent holding company or control person in accordance
                        with 17 C.F.R. ss. 240.13d-1(b)(1)(ii)(G);
            (h)  [ ]    A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. ss. 1813);
            (i)  [ ]    A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j)  [ ]    Group, in accordance with 17 C.F.R.ss.240.13d-1(b)(1)
                        (ii)(J).


Item 4.    Ownership.
           As of January 25, 2002, the Reporting Persons beneficially owned an aggregate of 1,526 Units. This represents beneficial ownership of approximately 5.1% of the issued and outstanding Units. In the aggregate, the Reporting Persons have:

           (i)  Sole power to vote or to direct the vote of 1,526 Units;
           (ii) Shared power to vote or to direct the vote of 1,526 Units;
           (iii)Sole power to dispose or to direct the disposition of 1,526 Units; and
           (iv) Shared power to dispose or to direct the disposition of: 1,526 Units.

           Individual beneficial ownership for each Reporting Person is listed on the cover pages.

Item 5.    Ownership of Five Percent or Less of a Class

           Not applicable.

                                                                        18 of 22

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                                        19 of 22

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Pursuant to Rule 13d-1(k), this Schedule 13G is filed jointly on behalf of each of MLI 112, MLI 110, MLI 103, MLI 111, MLI 100, MVF, MOHI, MWPVF IV, MWPVF V, MIP 11, MAIP, Harmony, First Equity, Bryan E. Gordon and Ronald M. Dickerman.

Dated as of:  February 7, 2002


MADISON LIQUIDITY INVESTORS 112, LLC
By:   Madison Value Fund, LLC
      Its Managing Member
By:   Madison Investment Partners, LLC
      Its Managing Member
By:   Madison Avenue Investment Partners,
      LLC, Its Managing Member
By:   The Harmony Group II, LLC
      Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
     Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 110, LLC
By:  Madison/OHI Liquidity Investors, LLC
     Its Managing Member
By:  The Harmony Group II, LLC
     Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
    Bryan E. Gordon, Managing Director


MADISON LIQUIDITY INVESTORS 103, LLC
By:   Madison/WP Value Fund IV, LLC
      Its Managing Member
By:   Madison Avenue Investment Partners,
      LLC, Its Managing Member
By:   The Harmony Group II, LLC
      Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
     Bryan E. Gordon, Managing Director

MADISON LIQUIDITY INVESTORS 111, LLC
By:  Madison/WP Value Fund V, LLC
     Its Managing Member
By:  Madison Avenue Investment Partners,
     LLC, Its Managing Member
By:  The Harmony Group II, LLC
     Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
    Bryan E. Gordon, Managing Director


                                                                        20 of 22

MADISON LIQUIDITY INVESTORS 100, LLC
By:   Madison Avenue Investment Partners,
      LLC, Its Managing Member
By:   The Harmony Group II, LLC
      Its Managing Member



By:      /s/ Bryan E. Gordon
   -----------------------------------------
     Bryan E. Gordon, Managing Director

MADISON VALUE FUND, LLC
By:  Madison Investment Partners 11, LLC,
     Its Managing Member
By:  Madison Avenue Investment Partners
     LLC, Its Managing Member
By:  The Harmony Group II, LLC
     Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
    Bryan E. Gordon, Managing Director


MADISON/OHI LIQUIDITY INVESTORS, LLC
By:   The Harmony Group II, LLC
      Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
     Bryan E. Gordon, Managing Director

MADISON/WP VALUE FUND IV, LLC
By:  Madison Avenue Investment Partners,
     LLC, Its Managing Member
By:  The Harmony Group II, LLC
     Its Managing Member



By:      /s/ Bryan E. Gordon
   -----------------------------------------
    Bryan E. Gordon, Managing Director


MADISON/WP VALUE FUND V, LLC
By:   Madison Avenue Investment Partners
      LLC, Its Managing Member
By:   The Harmony Group II, LLC
      Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
     Bryan E. Gordon, Managing Director

MADISON INVESTMENT PARTNERS 11, LLC
By:  Madison Avenue Investment Partners
     LLC, Its Managing Member
By:  The Harmony Group II, LLC
     Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
    Bryan E. Gordon, Managing Director

MADISON AVENUE INVESTMENT PARTNERS, LLC
By:   The Harmony Group II, LLC
      Its Managing Member


By:      /s/ Bryan E. Gordon
   -----------------------------------------
     Bryan E. Gordon, Managing Director

                                                                        21 of 22

FIRST EQUITY REALTY, LLC


By:      /s/ Ronald M. Dickerman
   ---------------------------------
     Ronald M. Dickerman, Managing Director


   /s/ Ronald M. Dickerman
------------------------------------
Ronald M. Dickerman

THE HARMONY GROUP II, LLC


By:      /s/ Bryan E. Gordon
   -----------------------------------------
    Bryan E. Gordon, Managing Director


   /s/ Bryan E. Gordon
--------------------------------------------
         Bryan E. Gordon

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                                                        22 of 22